Exhibit 99.1


PRESS RELEASE

                                    CONTACT: E. Wayne Ray, Jr.
                                                Chief Financial Officer
                                                (713) 529-3251
                                                Elizabeth B. Woodard
                                                Vice President & General Counsel
                                                (713) 525-9502

For release at 7:00 a.m. CST
----------------------------

RIVIANA FOODS REPORTS FIRST QUARTER EARNINGS

      Houston, Texas (October 14, 2003) - RIVIANA FOODS INC. (NASDAQ/NMS:RVFD) reported earnings of $5.9 million, or $0.40 per diluted share, for the first quarter of fiscal 2004. This compares to first quarter earnings of $6.3 million, or $0.44 per diluted share, for the same period last year. Sales increased to $104.4 million from first quarter sales of $95.2 million last year, however, operating profit was $7.9 million compared to $8.8 million reported last year due to escalating domestic rice costs, which have impacted margins.

      For the first quarter, Riviana's domestic rice business reported lower operating profit of $7.5 million compared to $9.3 million in the same period last year while sales increased 11%, to $65.7 million. The reduction in operating profit is directly related to the significant increase in rice costs this year, which were not covered by price increases made during the quarter. Total volumes in the retail rice category decreased 2%. Volumes in the lower margin export/commodity and industrial categories were up 58% and 34%, respectively, primarily as a result of the acquisition of ACH Food Companies, Inc.'s rice specialties business in February. Foodservice volumes continued their favorable trend, increasing 6%.

      The Company's international businesses reported strong first quarter volumes and

                                     -more-
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profit results. In Central America, operating profit was up 15%, to $2.4 million, while sales increased 7%, to $23.3 million. Volumes of fruit juice, nectar and vegetable products were up 9%, and cookie and cracker volumes rose 4%. In Europe, first quarter sales increased 9%, to $14.4 million. Unit volumes and margins both improved, and operating profit increased to $0.5 million from $0.2 million last year.

      For the quarter, net interest income declined to $0.2 million from $0.3 million due to a higher level of borrowings related to the acquisition of the rice specialties business from ACH Food Companies, Inc. in February. Other income increased to $0.1 million primarily due to higher earnings from the Company's joint venture operations in Belgium and Germany as a result of the acquisition of the Reis-Fit and Ris-Fix brands, which closed in August 2003.

       "During the first quarter, we focused on increased pricing to cover significantly higher rice costs resulting from a smaller U.S. crop and reduced carryover stocks," said Joseph A. Hafner, Jr., President and Chief Executive Officer. "With these increases now implemented, we look forward to traditional margins and increased profitability for the remainder of fiscal 2004.

       "We are pleased that our international segments are reporting strong results," he continued. "Both our Kern and Pozuelo units in Central America reported higher sales volumes in spite of competitive markets and unstable economic and political conditions. We are also continuing to see improvements in sales and operating profits from our European operations as a result of improved distribution and continued efficiencies."

       Hafner noted that the Company expects to close by year end its previously announced transaction with Ebro Puleva, S.A., to create a new joint venture in the United Kingdom. The joint venture will combine Riviana's U.K. subsidiary, Stevens & Brotherton Ltd., with Ebro Puleva's subsidiary, Joseph Heap & Sons, Ltd. He added that by year end the Company also anticipates completing the transition of operations to its new rice cake manufacturing facility in Belgium which is part of the Company's Herto

                                     -more-
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N.V. joint venture with Ebro Puleva, S.A. and Ricegrowers' Co-operative Limited of Australia. The move will increase production capacity to meet demand growth including new business in the U.K.

      As previously reported, Riviana paid a quarterly cash dividend of $0.25 per common share on October 7, 2003, to stockholders of record at the close of business on September 9, 2003.

      Riviana will hold its quarterly conference call today, Tuesday, October 14, at 10:30 a.m. The call may be heard live on the Internet. To access the call, at the URL prompt, enter http://audioevent.mshow.com/132832. The conference call will be archived and available for replay using the same instructions until November 14, 2003.

       Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States. Principal brands include MAHATMA(R), CAROLINA(R)and SUCCESS(R)RICE. The Company has additional food operations in Central America and Europe. Visit our website at www.riviana.com.

      This press release includes forward-looking statements under the rules of the Securities and Exchange Commission. Although the Company believes that the expectations reflected in these statements are based upon reasonable assumptions, Riviana can give no assurance that these expectations will be achieved.
                                      ####
                          (COMPARATIVE TABLES FOLLOW)
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                      RIVIANA FOODS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                      September 28, 2003         June 29, 2003
                                                    ----------------------    ----------------------
                                                         (Unaudited)                 (Audited)
          ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                      $                 14,972  $                 22,586
  Marketable securities                                               234                       219
  Accounts receivable                                              50,153                    42,900
  Inventories                                                      58,816                    54,800
  Prepaid expenses                                                  7,671                     5,710
                                                    ----------------------    ----------------------
     Total current assets                                         131,846                   126,215

PROPERTY, PLANT AND EQUIPMENT, net                                107,463                   108,024

INVESTMENTS IN UNCONSOLIDATED AFFILIATES                           13,531                    12,797

GOODWILL                                                            9,585                     9,585

OTHER ASSETS                                                       20,807                    17,329
                                                    ----------------------    ----------------------

       Total assets                              $                283,232  $                273,950
                                                    ======================    ======================


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities and short-term debt         $                 23,763  $                 22,694
  Accounts payable and accrued liabilities                         44,897                    40,454
  Income taxes payable                                              3,709                     3,945
                                                    ----------------------    ----------------------
     Total current liabilities                                     72,369                    67,093


LONG-TERM DEBT, net of current maturities                           1,690                     1,553


DEFERRED INCOME TAXES AND OTHER LIABILITIES                        25,915                    24,254


STOCKHOLDERS' EQUITY                                              183,258                   181,050
                                                    ----------------------    ----------------------


     Total liabilities and stockholders' equitY  $                283,232  $                273,950
                                                    ======================    ======================

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                      RIVIANA FOODS INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    (In Thousands, Except Per Share Amounts)

                                                                        Three Months Ended
                                                                             (Unaudited)
                                                           -------------------------------------------------
                                                              September 28, 2003        September 29, 2002
                                                            ---------------------   -------------------------
NET SALES                                               $                104,406  $                  95,214


COST OF SALES                                                             78,370                     68,395
                                                           ----------------------    -----------------------
  Gross profit                                                            26,036                     26,819
                                                           ----------------------    -----------------------

COSTS AND EXPENSES:
  Advertising, selling and warehousing                                    12,220                     12,029
  Administrative and general                                               5,931                      6,022
                                                           ----------------------    -----------------------
     Total costs and expenses                                             18,151                     18,051
                                                           ----------------------    -----------------------
     Income from operations                                                7,885                      8,768


OTHER INCOME (EXPENSE):
  Interest income, net                                                       164                        281
  Other income (expense), net                                                118                        (5)
                                                           ----------------------    -----------------------
     Income before income taxes and minority interests                     8,167                      9,044


INCOME TAX EXPENSE                                                         2,198                      2,585


MINORITY INTERESTS IN EARNINGS
  OF CONSOLIDATED SUBSIDIARIES                                               110                        141
                                                           ----------------------    -----------------------
  NET INCOME                                            $                  5,859  $                   6,318
                                                           ======================    =======================

  Earnings per share:
     Basic                                              $                   0.41  $                    0.45
     Diluted                                                                0.40                       0.44

  Dividends paid per share                              $                   0.17  $                   0.165

  Weighted average common shares outstanding:
     Basic                                                                14,337                     14,184
     Diluted                                                              14,761                     14,420
